UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  June 12, 2015

READING INTERNATIONAL, INC.

(Exact Name of Registrant as Specified in its Charter)

Nevada

(State or Other Jurisdiction of Incorporation)

1-8625	95-3885184
(Commission File Number)	(I.R.S. Employer Identification No.)

6100 Center Drive Suite 900 Los Angeles, California	90045
(Address of Principal Executive Offices)	(Zip Code)

(213) 235-2240

(Registrant’s Telephone Number, Including Area Code)

n/a

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).

☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).

☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).

☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

ITEM 5.02Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On June 12, 2015, the board of directors (the “Board”) of Reading International, Inc. (“we,” “our,” “us,” “Reading” or the “company”) terminated the employment of James J. Cotter, Jr. as our President and Chief Executive Officer, effective immediately.  The Company currently intends to engage the assistance of a leading executive search firm to identify a permanent President and Chief Executive Officer, which will consider both internal and external candidates.

On June 12, 2015, our Board appointed Ellen Marie Cotter, 49, Chairperson of the Board and the Chief Operating Officer of our Domestic Cinemas Division, to serve as our interim President and Chief Executive Officer.  No new compensatory arrangements were entered into with Ms. Cotter in connection with her appointment as interim President and Chief Executive Officer.

Ellen Cotter has been a member of the Board since March 7, 2013, and  on August 7, 2014 was appointed as its Chairperson.  Prior to joining our company in 1998, Ms. Cotter spent four years in private practice as a corporate attorney with the law firm of White & Case in Manhattan.  She is a graduate of Smith College and holds a Juris Doctorate from Georgetown Law School.  Ms. Cotter is the sister of James J. Cotter, Jr. and Margaret Cotter.

Under Mr. Cotter, Jr.’s employment agreement with the company, he is entitled to the compensation and benefits he was receiving at the time of a termination without cause for a period of twelve months from notice of termination.  At the time of termination, Mr. Cotter Jr.’s annual salary was $335,000.

Under his employment agreement, Mr. Cotter, Jr. is required to tender his resignation as a director of our company immediately upon the termination of his employment.  After a request to do so, Mr. Cotter, Jr. has not yet tendered his resignation.  The company considers such refusal as a material breach of Mr. Cotter, Jr.’s employment agreement, and has given him thirty (30) days in which to resign.  If he does not do so, the company will terminate further severance payments, as permitted under the employment agreement.

No new compensatory arrangements were entered into with Mr. Cotter, Jr. in connection with his termination.

ITEM 8.01OTHER EVENTS

On June 12, 2015, Mr. Cotter, Jr. filed a lawsuit against us and each of our other directors in the District Court of the State of Nevada for Clark County, titled James J. Cotter, Jr., individually and derivatively on behalf of Reading International, Inc. vs. Margaret Cotter, et. al.  The lawsuit alleges, among other allegations, that the other directors breached their fiduciary duties in taking the actions to terminate Mr. Cotter, Jr. as President and Chief Executive Officer of the company and that

Margaret Cotter and Ellen Cotter aided and abetted the breach of such fiduciary duties of the other directors.  The lawsuit seeks damages and other relief, including an injunctive order restraining and enjoining the defendants from taking further action to effectuate or implement the termination of Mr. Cotter, Jr. as President and Chief Executive Officer of the company and a determination that Mr. Cotter, Jr.’s termination as President and Chief Executive Officer is legally ineffectual and of no force or effect.  The company believes that numerous of the factual allegations included in the complaint are inaccurate and untrue and intends to vigorously defend against the claims in this action.  The company has been informed that the other directors intend to seek indemnification from the Company for any losses arising under the lawsuit, in which case the company will tender a claim under its director and officers liability insurance policy.